Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Equity Incentive Plan of Cherry Hill Mortgage Investment Corporation of our reports dated March 7, 2023, with respect to the consolidated financial statements of Cherry Hill Mortgage Investment Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Cherry Hill Mortgage Investment Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 28, 2023